EXHIBIT 10

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Settlement Agreement”) dated as of April 2, 2009, is entered into by and among Electro Scientific Industries, Inc., an Oregon corporation, and Zirkon Merger Sub, LLC, a Delaware limited liability company wholly owned by Electro Scientific Industries, Inc. (collectively “ESI”), and Zygo Corporation, a Delaware corporation (“Zygo”).

RECITALS

1. ESI and Zygo are parties to the Agreement and Plan of Merger and Reorganization dated as of October 15, 2008 (the “Merger Agreement”). ESI and Zygo are also parties to confidentiality agreements dated June 12, 2008 and September 30, 2008 (the “NDAs”).

2. In connection with the Merger Agreement, on December 8, 2008, ESI and Zygo filed a Form S-4 Registration Statement with the Securities and Exchange Commission (the “Registration Statement”).

3. ESI, Zygo and members of Zygo’s board of directors are defendants in a lawsuit filed by Andy Bamber, purportedly on behalf of himself and similarly situated holders of Zygo common stock, in the Superior Court for the State of Connecticut (the “Bamber Litigation”). The Bamber Litigation challenges the proposed merger of ESI and Zygo on the terms set forth in the Merger Agreement.

4. On January 20, 2009, Zygo’s board of directors withdrew its recommendation in favor of the merger of ESI and Zygo on the terms set forth in the Merger Agreement (the “Zygo Withdrawal”).

5. ESI and Zygo disagree with respect to their respective rights and obligations under the Merger Agreement following the Zygo Withdrawal.

6. ESI and Zygo, without admitting that the position of the other is correct with respect to their respective rights and obligations following the Zygo Withdrawal, have executed this Settlement Agreement so as to avoid the delay, uncertainty and expense of prolonging their disagreement.

Terms of Agreement

NOW, THEREFORE, in consideration of the mutual promises, covenants, and obligations set forth below, for valuable consideration, ESI and Zygo agree as follows:

1. Termination of Merger Agreement.

On ESI’s receipt of the Termination Fee required in paragraph 3 of this Settlement Agreement, the Merger Agreement is terminated, except with respect to those obligations set forth in Section 6.3(b) of the Merger Agreement. To the extent the NDAs remain in force, they shall survive termination of the Merger Agreement.

2. Withdrawal of Registration Statement.

Within ten (10) days of ESI’s receipt of the Termination Fee required in paragraph 3 of this Settlement Agreement, ESI shall file a Request for Withdrawal of the Registration Statement in accordance with Rule 477 adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

3. Termination Fee.

Within one (1) business day of the execution of this Settlement Agreement, Zygo shall wire the sum of FIVE MILLION FOUR HUNDRED THOUSAND DOLLARS ($5,400,000.00) to ESI in full settlement of the Termination Fee required by Section 8.3 of the Merger Agreement. Zygo shall comply with the following wire instructions:

Wells Fargo Bank, N.A.

Routing Number: 121000248

Account Number: 4950024190

Account Name: Electro Scientific Industries, Inc.

4. Additional Termination Fee.

If within six months of ESI’s receipt of the Termination Fee required by paragraph 3 of this Settlement Agreement, Zygo announces that its Board of Directors has approved a “Proposal,” then Zygo shall immediately wire to ESI, in accordance with the instructions in paragraph 2 of this Settlement Agreement, the amount of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000.00) as an additional Termination Fee. If no such announcement is made within six months of ESI’s receipt of the Termination Fee, Zygo shall have no obligation to pay an additional Termination Fee. For purposes of this Section 4, a “Proposal” shall mean a proposal from a party other than ESI to acquire, directly or indirectly, more than 50% of the shares of Zygo Common Stock then outstanding or all or substantially all of the assets of Zygo on a consolidated basis.

5. Press Release.

Following ESI’s receipt of the Termination Fee required by paragraph 3 of this Settlement Agreement, the parties shall issue a joint press release in the form attached hereto as Exhibit A.

6. General Release by ESI.

Except with respect to the obligations of Zygo under this Settlement Agreement and the NDAs, ESI, for itself and for each of its employees, officers, directors, corporate parents, subsidiaries, divisions, successors and assigns, remise, release, acquit and forever discharge Zygo and each of Zygo’s current and former parent corporations, owners, shareholders, subsidiaries, affiliates and their respective past and present officers, directors, and employees, as well as the heirs, executors, administrators, attorneys, insurers and co-insurers, predecessors, successors, and assigns of any of them (jointly and severally the “Zygo Releasees”), of and from any and all manner of claims set forth in, arising out of, or related in any manner whatsoever to, the Merger Agreement or the transactions contemplated therein, or the Zygo Withdrawal (hereafter “ESI Claims”), whether such ESI Claims be presently known or unknown, discoverable or undiscoverable, which ESI ever had, now has, or which it or its successors or assigns hereafter can, shall, or may have against the Zygo Releasees.

7. General Release by Zygo.

Except with respect to the obligations of ESI under this Settlement Agreement and the NDAs, Zygo, for itself and for each of its employees, officers, directors, corporate parents, subsidiaries, divisions, successors and assigns, remise, release, acquit and forever discharge ESI and each of ESI’s current and former parent corporations, owners, shareholders, subsidiaries, affiliates and their respective past and present officers, directors, and employees, as well as the heirs, executors, administrators, attorneys, insurers and co-insurers, predecessors, successors, and assigns of any of them (jointly and severally the “ESI Releasees”), of and from any and all manner of claims set forth in, arising out of, or related in any manner whatsoever to, the Merger Agreement or the transactions contemplated therein, or the reasons for the Zygo Withdrawal (hereafter “Zygo Claims”), whether such Zygo Claims be presently known or unknown, discoverable or undiscoverable, which Zygo ever had, now has, or which it or its successors or assigns hereafter can, shall, or may have against the ESI Releasees.

8. Nondisparagement.

ESI and Zygo shall refrain from making public comments that disparage the other’s officers, directors, employees, products or future business prospects. Nothing in this Settlement Agreement, however, shall be construed to limit ESI’s and Zygo’s right to engage in commercial speech for the purpose of competing against the other in the sale of products.

9. Complete Agreement.

This Settlement Agreement constitutes the complete agreement and entire understanding among and between the ESI and Zygo on the subject matter covered herein, and supersedes any and all prior negotiations and agreements between them. No modification or waiver of any of the terms hereof shall be valid or effective unless made in writing and executed by the duly authorized representative of each ESI and Zygo, or its respective successors or permitted assigns. ESI and Zygo acknowledge that they have not executed this Settlement Agreement in reliance on any promise, representation, or warranty except as expressly set forth herein, and that this Settlement Agreement supersedes all prior statements or agreements, both oral and written, to the extent any provision hereof is inconsistent with any such prior oral and/or written statements or agreements.

10. Additional Documents.

ESI and Zygo shall execute such further instruments and documents and shall perform such further acts as may be reasonably necessary or convenient to carry out and perform the terms and provisions of this Agreement.

11. Bamber Litigation.

Following execution of this Settlement Agreement, ESI, Zygo and the members of Zygo’s board of directors intend to seek dismissal of the Bamber Litigation. ESI and Zygo, including the members of Zygo’s board of directors, shall take no action intended to interfere with the dismissal of the other party from the Bamber Litigation.

12. Return of Property; Destruction of Proprietary Information. Promptly following the effectiveness of this Settlement Agreement, each of ESI and Zygo shall return the other party’s property in its possession. In accordance with the terms of the NDAs, each of ESI and Zygo shall promptly destroy all copies of the other party’s Proprietary Information (as defined in the NDAs), including all summaries and notes of the contents or parts thereof, in its possession or in the possession of any of its representatives (as defined in the NDAs).

13. Governing Law.

This Settlement Agreement is governed by the laws of the state of Delaware in effect as of the date of execution, excluding its conflicts of laws principles to the extent such principles would lead to the application of a substantive law other than the law of the state of Delaware.

14. Notices.

All notices given pursuant to this Settlement Agreement shall be in writing and shall be deemed to have been given when delivered personally (including by courier or overnight courier) to the parties at the following addresses:

If to ESI:

Electro Scientific Industries, Inc.

13900 NW Science Park Drive

Portland, OR 97229

Attn.: Nicholas Konidaris

with a copy to:

Stoel Rives LLP

900 SW Fifth Ave, Suite 2600

Portland, OR 97204

Attn.: Steven Hull and Joel A. Mullin

If to Zygo:

Zygo Corporation

Laurel Brook Road

Middlefield, CT 06455

Attn.: J. Bruce Robinson

with a copy to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue, 31st Floor

New York, New York 10103

Attn.: Paul Jacobs and Sheldon G. Nussbaum

15. Each Party Duly Authorized.

Each person who signs this Settlement Agreement in a representative capacity warrants that he or she is duly authorized to do so.

16. Execution.

This Settlement Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same agreement. Facsimiles or PDF’s of signatures shall constitute acceptable, binding signatures for purposes of this Settlement Agreement.

17. Effective Date.

This Settlement Agreement is effective on ESI’s receipt of the Termination Fee required by paragraph 3 of this Settlement Agreement.

(Signature Page Follows)

Electro Scientific Industries, Inc.

By:	/s/ Nicholas Konidaris
Name:	Nicholas Konidaris
Title:	President & CEO

Date:	April 2, 2009

Zirkon Merger Sub, LLC

By:	Electro Scientific Industries, Inc., its Manager

By:	/s/ Nicholas Konidaris
Name:	Nicholas Konidaris
Title:	President & CEO

Date:	April 2, 2009

Zygo Corporation

By:	/s/ J. Bruce Robinson
Name:	J. Bruce Robinson
Title:	Chairman and CEO

Date:	April 2, 2009

Exhibit A

Joint Press Release

ESI and Zygo Announce Termination of Merger Agreement

Portland, OR and Middlefield, CT—April 2, 2009. Electro Scientific Industries, Inc. (NASDAQ: ESIO) and Zygo Corporation (NASDAQ: ZIGO) today announced that they have terminated the Agreement and Plan of Merger, dated October 15, 2008, among ESI, Zygo and Zirkon Merger Sub, LLC. As part of the termination, ESI received a break up fee of $5.4 million relating to the Zygo Board of Directors’ withdrawal of its recommendation in favor of the merger of ESI and Zygo; Zygo will be required to pay an additional $1.2 million in the event Zygo announces within the next six months that its Board has approved an alternative transaction proposal for the sale of its business; and each of ESI and Zygo exchanged mutual general releases. Both Bruce Robinson, Chairman and CEO of Zygo, and Nicholas Konidaris, President and CEO of ESI, expressed hope that ESI and Zygo will be able to explore ways of working together in the future.

About ESI, Inc.

ESI is a pioneer and leading supplier of world-class photonic and laser systems that help its microelectronics customers achieve compelling yield and productivity gains. The company’s industry-leading, application-specific products enhance electronic-device performance in three key sectors—semiconductors, components and electronic interconnect—by enabling precision fine-tuning of device microfeatures in high-volume manufacturing environments. Founded in 1944, ESI is headquartered in Portland, Ore. More information is available at www.esi.com.

About Zygo Corporation

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial markets. Founded in 1970, Zygo Corporation is headquartered in Middlefield, Conn. Additional information about Zygo is available at www.zygo.com.

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